                                                                    EXHIBIT 99.1





FOR IMMEDIATE RELEASE

                           Contact: George Sard/Anna Cordasco/Paul Caminiti
                                    Sard Verbinnen & Co
                                    212/687-8080

         PHILIP MORRIS TO PURCHASE THREE LIGGETT BRANDS FOR $300 MILLION

        LIGGETT WILL JOIN ATTORNEYS GENERAL TOBACCO SETTLEMENT AGREEMENT
   --------------------------------------------------------------------------

         MIAMI, FL, NOVEMBER 20, 1998 -- Brooke Group Ltd. (NYSE: BGL) today announced that it has signed a definitive agreement with Philip Morris Inc. (NYSE: MO) for Philip Morris Inc. to purchase options to buy three of its subsidiary Liggett Group's cigarette brands, L&M, Chesterfield and Lark, for $300 million in cash. An initial payment of $150 million is expected to be made within 10 days as an option fee, with the balance to be paid upon exercise of the options by Philip Morris.

        Although the transfer of the brands is subject to antitrust clearance, the initial $150 million cash payment by Philip Morris to the Liggett subsidiary is not conditioned on receiving such clearance. Brooke will use the initial payment to redeem the approximately $145 million of Liggett senior secured notes outstanding.

        The Company also announced today that Brooke and Liggett have agreed to join the Master Settlement Agreement ("MSA") recently reached between the Attorneys General and the tobacco industry. Under terms of the MSA, Brooke and Liggett will have no payment obligation to the signing states as long as Liggett does not exceed a national market share of 1.67% (approximately 8 billion units/400 million packs). In the event that Liggett exceeds 1.67% market share, Liggett will pay for the portion above 1.67% according to the formula set out in the MSA.

         L&M, Chesterfield and Lark are three of Liggett's four premium cigarette brands but account for only 14% of Liggett's annual sales volume. Philip Morris already owns the international rights to these brands, which it purchased from Liggett approximately 20 years ago. Liggett will continue to own a number of discount and private label cigarette brands, as well as its remaining premium cigarette brand, Eve.

        Bennett S. LeBow, chairman and chief executive officer of Brooke Group, stated, "We're extremely pleased that we were able to achieve an attractive valuation for these brands that will benefit Brooke shareholders. Liggett's predominant focus will continue to be on its discount and private label cigarette business." LeBow added, "We're also pleased to be joining the agreement with the Attorneys General and the rest of the tobacco industry. By doing so, Liggett settles with states with which we have been unable to reach agreements to date. Liggett has now largely accomplished the goals we set when we began settling these lawsuits in March 1996, to protect the

Company from liability while changing the way the tobacco industry does business. Going forward, we are hopeful that this agreement leads to a meaningful reduction in underage smoking."

         By joining the MSA, Brooke and Liggett have agreed to abide by all advertising, marketing and other restrictions covered by the MSA.

        Prior to joining the MSA, Brooke and Liggett had reached their own settlement agreements with Attorneys General representing 41 states, accounting for more than 85% of the nation's Medicaid claims. The terms of Liggett's prior settlement agreements will no longer apply, except with respect to Florida, Minnesota, Mississippi and Texas, the four states that have separate settlement agreements with Liggett and the rest of the tobacco industry and are not signatories of the MSA.

         Brooke Group is a holding company which owns Liggett Group Inc. and controlling interests in Liggett-Ducat Ltd. and New Valley Corporation.




                                      # # #